Exhibit 10.3

OEM  AGREEMENT

Party A: Himin Clear Energy Holdings Co., Ltd.,
Address: Sun-Moon Mansion, Solar Valley Road, Economic-development zone, Dezhou City, Shandong, PRC

Party B:  China Inc.,
Address: 12520 A1 Westheimer #138, Houston, Texas, 77077, U.S.A.

1.	INTERPRETATION

"OEM"	Original Equipment manufacturer (OEM) manufactures products or components that are purchased by a company retailed under the purchasing company's brand name.

"Value-Added reseller"	means a company that adds features to an existing product, then resells it as an integrated product or complete "turn-key" solution.

“Force Majeure”	means in relation to either party, any circumstances beyond the reasonable control of that party (including, without limitation, any strike, lock-out or other form of industrial action).

“Intellectual Property”
means any patent, copyright, registered design, trade mark or other industrial or intellectual property right subsisting in the Territory in respect of the Product, and applications for any of the foregoing.

“Territory”	means U.S.A and its territories in Guam, North Mariana Islands, Puerto Rico and U.S. Virgin islands.

2.
APPOINTMENT OF OEM  RESELLER

2.1  Party A agrees to appoint Party B as a value-added reseller ( OEM) in the United States and Its territories in Guam, North Mariana Islands, Puerto Rico and U.S. Virgin Islands.

2.2 Party A authorizes Party B to apply for OEM application through United Laboratories ( UL) and other certification agencies in the United States. Party B is responsible for all fees assessed by United Laboratories (UL) related to OEM application.

2.3  Party A agrees to supply Party B for any existing solar panel products without any restriction on minimum order requirements.

2.4. Party A agrees to provide pricing, delivery and payments terms acceptable to Party B.

2.5. Party A agrees to provide Party B with access to the manufacturing facilities in China for  inspection  of goods and other arrangements.

3	FORCE MAJEURE

3.1	If either party is affected by Force Majeure it shall forthwith notify the other party of the nature and extent thereof.

3.2
Neither party shall be deemed to be in breach of this Agreement, or otherwise be liable to the other, by reason of any delay in performance, or non-performance, of any of its obligations hereunder to the extent that such delay or non-performance is due to any Force Majeure of which it has notified the other party; and the time for performance of that obligation shall be extended accordingly.

3.3
If the Force Majeure in question prevails for a continuous period in excess of six months, the parties shall enter into bona fide discussions with a view to alleviating its effects, or to agreeing upon such alternative arrangements as may be fair and reasonable.

4.	ARBITRATION

4.1
Any dispute, controversy or claim arising out of or relating to this Agreement shall be settled by arbitration administered by American Arbitration Association in the State of Texas. The arbitration shall be the sole and exclusive forum for resolution of such dispute, controversy or claim, and the award rendered shall be final and binding. Judgment on the award rendered may be entered in any court having jurisdiction thereof.

5.	GOVERNING LAW

5.1	This Agreement shall be construed and governed in accordance with the laws in the State of Texas, U.S.A.

6.	CONFIDENTIALITY

6.1
The parties acknowledge and agree that certain information pertaining to this Agreement, including information regarding research, technology, product developments, products,  constitutes confidential information. The parties without approval from the other party may not disclosed confidential information.

IN WITNESS WHEREOF this Agreement has been duly executed by the parties hereto on the date first written above.

 Date:  June 13, 2010

/s/ Guo Feng Ma
Himin Clean energy Holdings Co., Ltd.

/s/ Tian Jia
China Inc.,